Exhibit 99.1

Bank of the Ozarks, Inc. Announces Record 2010 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 24, 2011--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for 2010 was a record $64.0 million, an increase of 73.8% from $36.8 million for 2009. This was the Company’s tenth consecutive year of record net income. Diluted earnings per common share for 2010 were a record $3.75, an increase of 72.0% from $2.18 for 2009.

For the quarter ended December 31, 2010, net income was $16.9 million, an increase of 75.5% from $9.65 million for the fourth quarter of 2009. Diluted earnings per common share for the fourth quarter of 2010 were $0.99, an increase of 73.7% from $0.57 for the fourth quarter of 2009.

During the quarter just ended, the Company completed its fourth Federal Deposit Insurance Corporation (“FDIC”) assisted acquisition of 2010. This acquisition resulted in recognition of a gain, which, net of acquisition and conversion costs incurred during the fourth quarter, contributed approximately $4.6 million after taxes to fourth quarter net income, or $0.27 to diluted earnings per common share.

The Company’s results for the full year of 2010 included gains recognized on a total of four FDIC-assisted acquisitions, one in the first quarter, two in the third quarter and one in the fourth quarter. After taxes, gains on these four acquisitions, net of acquisition and conversion costs, contributed approximately $19.0 million to net income for the year, or $1.11 to diluted earnings per common share.

The Company’s returns on average assets and average common stockholders’ equity for 2010 increased to 2.13% and 21.62%, respectively, compared to 1.23% and 13.75%, respectively, for 2009. For the fourth quarter of 2010, annualized returns on average assets and average common stockholders’ equity were 2.12% and 21.16%, respectively, compared to 1.36% and 14.08%, respectively, for the fourth quarter of 2009.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “We are very pleased with our excellent results for both the fourth quarter and the full year of 2010, which was our tenth consecutive year of record net income. Highlights of the quarter included another profitable acquisition, record net interest income, our best quarterly net interest margin as a public company, record income from service charges on deposit accounts, and favorable results for mortgage lending income, trust income and asset quality.”

Loans and leases, excluding those covered by FDIC loss share agreements (“covered loans”), were $1.86 billion at December 31, 2010, a decrease of 2.5% from $1.90 billion at December 31, 2009. Including covered loans, loans and leases were $2.35 billion at December 31, 2010, an increase of 23.6% from $1.90 billion at December 31, 2009 when the Company had no covered loans.

Deposits were $2.54 billion at December 31, 2010, an increase of 25.2% compared to $2.03 billion at December 31, 2009.

Total assets were $3.27 billion at December 31, 2010, an increase of 18.1% from $2.77 billion at December 31, 2009.

Common stockholders’ equity was $320 million at December 31, 2010, an increase of 19.1% from $269 million at December 31, 2009. Book value per common share was $18.79 at December 31, 2010, an increase of 18.1% from $15.91 at December 31, 2009. Changes in common stockholders’ equity and book value per common share reflect earnings, dividends paid, stock option and stock grant transactions, and changes in the Company’s mark-to-market adjustment for unrealized gains and losses on available for sale investment securities.

The Company’s ratio of common stockholders’ equity to total assets was 9.79% as of December 31, 2010 compared to 9.71% as of December 31, 2009. Its ratio of tangible common stockholders’ equity to tangible total assets was 9.57% as of December 31, 2010 compared to 9.53% as of December 31, 2009.

NET INTEREST INCOME

Net interest income for 2010 increased 4.5% to a record $123.6 million compared to $118.3 million for 2009. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.18% in 2010, an increase of 38 basis points from 4.80% in 2009. Average earning assets were $2.58 billion in 2010, a decrease of 5.0% from $2.72 billion in 2009. The decrease in average earning assets in 2010 compared to 2009 was due primarily to a $265 million decrease in the average balance of investment securities and a $91 million decrease in the average balance of non-covered loans and leases, partially offset by a $218 million dollar increase in the average balance of covered loans.

Net interest income for the fourth quarter of 2010 increased 19.1% to a record $33.9 million compared to $28.5 million for the fourth quarter of 2009. Net interest margin, on an FTE basis, was 5.35% in the fourth quarter of 2010, an increase of 46 basis points from 4.89% in the fourth quarter of 2009. Average earning assets were $2.69 billion in the fourth quarter of 2010, a 7.9% increase from $2.49 billion for the fourth quarter of 2009. The increase in average earning assets in the fourth quarter of 2010 compared to the fourth quarter of 2009 was primarily due to a $406 million increase in the average balance of covered loans which more than offset a $151 million decrease in the average balance of investment securities and a $59 million decrease in the average balance of non-covered loans and leases.

NON-INTEREST INCOME

Non-interest income for 2010 was $70.3 million, a 37.7% increase from $51.1 million for 2009. Included in non-interest income for 2010 were total pre-tax bargain purchase gains of $35.0 million on the Company’s four FDIC-assisted acquisitions during the year. There were no such bargain purchase gains in 2009. These bargain purchase gains more than offset a $21.5 million reduction in pre-tax net gains on investment securities and on sales of other assets in 2010 compared to 2009.

Non-interest income for the fourth quarter of 2010 was $18.6 million, a 40.7% increase from $13.3 million for the fourth quarter of 2009. Included in non-interest income for the fourth quarter of 2010 was a pre-tax bargain purchase gain of $8.86 million on the Company’s FDIC-assisted acquisition during the quarter.

Service charges on deposit accounts were a record $15.2 million in 2010, an increase of 22.0% from $12.4 million in 2009. For the fourth quarter of 2010, service charges on deposit accounts were a record $4.02 million, an increase of 20.4% from $3.34 million in the fourth quarter of 2009. This was the Company’s third consecutive quarter of record income from service charges on deposit accounts.

Mortgage lending income was $3.86 million in 2010, an increase of 16.6% from $3.31 million in 2009. Mortgage lending income was $1.50 million in the fourth quarter of 2010, an increase of 119.2% from $682,000 in the fourth quarter of 2009.

Trust income for 2010 was a record $3.41 million, an increase of 10.7% from $3.08 million in 2009. For the fourth quarter of 2010, trust income was $888,000, an increase of 0.9% from $880,000 in the fourth quarter of 2009.

Net gains on investment securities and sales of other assets were $5.35 million in 2010 compared to net gains of $26.8 million in 2009. Such net gains were $797,000 in the fourth quarter of 2010 compared to net gains of $6.18 million for the fourth quarter of 2009. During both 2009 and 2010, the Company was a net seller of investment securities. As a result, the Company reduced its investment securities portfolio by $438 million during 2009 and $108 million during 2010. These reductions were undertaken as part of the Company’s ongoing management of its investment securities portfolio and balance sheet, and they were primarily based on the Company’s ongoing evaluations of interest rate risk and plans to free capital for making FDIC-assisted acquisitions.

NON-INTEREST EXPENSE

Non-interest expense for 2010 was $87.4 million compared to $68.6 million for 2009, an increase of 27.4%. The Company’s efficiency ratio for 2010 was 42.9% compared to 37.8% for 2009.

Non-interest expense for the fourth quarter of 2010 was $25.3 million compared to $19.0 million for the fourth quarter of 2009, an increase of 33.0%. The Company’s efficiency ratio for the fourth quarter of 2010 was 46.0% compared to 43.2% for 2009.

Non-interest expense for the fourth quarter of 2010 included two unusual expenses. First, the Company paid general cash bonuses totaling $984,000 based on its excellent 2010 financial results. Second, non-interest expense for the quarter just ended included $1.32 million of unusual expenses related to the Company’s FDIC-assisted acquisition in December and completing and preparing for systems conversions related to the Company’s various acquisitions in 2010.

Non-interest expense for the fourth quarter also included the costs of ongoing due diligence efforts related to other FDIC-assisted bank acquisition opportunities and $1.83 million to write down the carrying value of foreclosed real estate. Primarily as a result of the Company’s recent acquisitions, the Company’s number of full time equivalent employees increased to 881 at December 31, 2010 compared to 722 at December 31, 2009 and 838 at September 30, 2010.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Loans and foreclosed real estate covered by FDIC loss share agreements, along with the related FDIC loss share receivable, are presented in the Company’s December 31, 2010 financial reports as “covered” assets (i.e., covered by FDIC loss share agreements) with a carrying value equal to the net present value of expected future proceeds. At December 31, 2010, loans covered by loss share were carried at $498 million, foreclosed real estate covered by loss share was carried at $31 million and the FDIC loss share receivable was carried at $153 million. As a result of the FDIC loss share indemnification related to these assets and the net present value method of valuing these assets, such assets are excluded from the computations of the following asset quality ratios, except for their inclusion in total assets.

Nonperforming loans and leases as a percent of total loans and leases decreased to 0.75% at year-end 2010 compared to 1.24% at year-end 2009 and 0.90% as of September 30, 2010. Nonperforming assets as a percent of total assets decreased to 1.72% at year-end 2010 compared to 3.06% as of year-end 2009 and 1.85% as of September 30, 2010.

The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases increased to 2.02% at year-end 2010 compared to 1.99% at year-end 2009 and 1.90% as of September 30, 2010.

The Company’s net charge-off ratio for 2010 decreased to 0.81% compared to 1.75% in 2009. The Company’s annualized net charge-off ratio for the fourth quarter of 2010 decreased to 0.87% compared to 1.08% for the fourth quarter of 2009 and 0.88% for the third quarter of 2010.

During 2010 the Company’s provisions for loan and lease losses decreased to $16.0 million compared to $44.8 million in 2009. For the fourth quarter of 2010, the Company’s provision for loan and lease losses decreased to $4.1 million compared to $5.6 million in the fourth quarter of 2009.

The Company’s allowance for loan and lease losses was $40.2 million at December 31, 2010, or 2.17% of total loans and leases, compared to $39.6 million, or 2.08% of total loans and leases, at December 31, 2009 and $40.3 million, or 2.13% of total loans and leases, at September 30, 2010.

FOURTH QUARTER ACQUISITION

On December 17, 2010, the Company, through its wholly-owned bank subsidiary, entered into a purchase and assumption agreement with loss share agreements with the FDIC pursuant to which it acquired substantially all the assets and assumed all the deposits and certain other liabilities of the former Chestatee State Bank with four offices in Dawsonville (2), Cumming and Marble Hill, Georgia. The Company recognized a pre-tax bargain purchase gain of $8.86 million on the Chestatee transaction and, during the quarter, incurred pre-tax acquisition and conversion costs of $1.32 million in connection with this acquisition and the completion of and preparation for the systems conversions related to the Company’s other 2010 acquisitions. After taxes, this bargain purchase gain, net of acquisition and conversion costs, contributed approximately $4.6 million to fourth quarter net income, or $0.27 to diluted earnings per common share.

SUBSEQUENT EVENT

On January 14, 2011, the Company, through its wholly-owned bank subsidiary, entered into a purchase and assumption agreement with loss share agreements with the FDIC pursuant to which it acquired substantially all the assets and assumed substantially all the deposits and certain other liabilities of the former Oglethorpe Bank with two offices in Brunswick and St. Simons Island, Georgia. In this transaction the Company assumed approximately $195 million of deposits and acquired approximately $193 million of assets including approximately $162 million of loans, approximately $15 million of other real estate owned and approximately $16 million of other assets. Through the loss share provisions of the purchase and assumption agreement, the FDIC will reimburse the Company for 80% of the losses incurred on the disposition of covered loans and foreclosed other real estate. The net assets were purchased at a discount of $38 million with no stated deposit premium. The valuation and purchase price of acquired assets and liabilities will be determined upon completion of appropriate valuation processes.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Tuesday, January 25, 2011. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 35181231. The telephone playback will be available through February 28, 2011, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release and other communications by the Company contain forward looking statements regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve; competitive factors; general economic and real estate market conditions and their effects on the creditworthiness of borrowers, collateral values and asset recovery values, including the value of the FDIC loss share receivable and related covered assets; recently enacted and potential legislation and regulatory actions including legislation and regulatory actions intended to stabilize economic conditions and credit markets, increase regulation of the financial services industry and protect homeowners and consumers; changes in the value and volume of investment securities; changes in U.S. government monetary and fiscal policy; changes in credit market conditions; the ability to attract new deposits and loans and leases; and delays or changes in the Company’s expectations for opening or closing offices or making additional acquisitions or inability to obtain all required regulatory or other approvals for opening or closing offices or making additional acquisitions; as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2009 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 92 offices, including 66 Arkansas offices, 12 Georgia offices, seven Texas offices, three Florida offices, two North Carolina offices, and one office each in South Carolina and Alabama. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Years Ended
	December 31,			December 31,
	2010	2009	% Change	2010	2009	% Change
Income statement data:
Net interest income	$33,945	$28,495	19.1%	$123,635	$118,323	4.5%
Provision for loan and lease losses	4,100	5,600	(26.8)	16,000	44,800	(64.3)
Non-interest income	18,646	13,257	40.7	70,322	51,051	37.7
Non-interest expense	25,274	19,001	33.0	87,419	68,632	27.4
Noncontrolling interest	17	17	-	77	19	305.3
Preferred dividends	-	(3,048)	-	-	(6,276)	-
Net income available to common stockholders	16,931	9,648	75.5	64,001	36,826	73.8

Common stock data:
Net income per share – diluted	$0.99	$0.57	73.7%	$3.75	$2.18	72.0%
Net income per share – basic	0.99	0.57	73.7	3.77	2.18	72.9
Cash dividends per share	0.16	0.13	23.1	0.60	0.52	15.4
Book value per share	18.79	15.91	18.1	18.79	15.91	18.1
Diluted shares outstanding (thousands)	17,148	16,924		17,045	16,900
End of period shares outstanding (thousands)	17,054	16,905		17,054	16,905

Balance sheet data at period end:
Assets	$3,273,659	$2,770,811	18.1%	$3,273,659	$2,770,811	18.1%
Loans and leases not covered by loss share	1,856,429	1,904,104	(2.5)	1,856,429	1,904,104	(2.5)
Allowance for loan and lease losses	40,230	39,619	1.5	40,230	39,619	1.5
Loans covered by loss share	497,545	-	-	497,545	-	-
ORE covered by loss share	31,145	-	-	31,145	-	-
FDIC loss share receivable	153,111	-	-	153,111	-	-
Investment securities	398,698	506,678	(21.3)	398,698	506,678	(21.3)
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	2,682	311	762.4	2,682	311	762.4
Deposits	2,540,753	2,028,994	25.2	2,540,753	2,028,994	25.2
Repurchase agreements with customers	43,324	44,269	(2.1)	43,324	44,269	(2.1)
Other borrowings	282,139	342,553	(17.6)	282,139	342,553	(17.6)
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Common stockholders’ equity	320,355	269,028	19.1	320,355	269,028	19.1
Net unrealized gain (loss) on AFS investment securities included in common stockholders’ equity	(167)	6,032	(102.8)	(167)	6,032	(102.8)
Loan and lease including covered loans to deposit ratio	92.65%	93.84%		92.65%	93.84%

Selected ratios:
Return on average assets*	2.12%	1.36%		2.13%	1.23%
Return on average common stockholders’ equity*	21.16	14.08		21.62	13.75
Average common equity to total average assets	10.02	9.65		9.87	8.92
Net interest margin – FTE*	5.35	4.89		5.18	4.80
Efficiency ratio	46.01	43.20		42.86	37.84
Net charge-offs to average loans and leases*	0.87	1.08		0.81	1.75
Nonperforming loans and leases to total loans and leases**	0.75	1.24		0.75	1.24
Nonperforming assets to total assets**	1.72	3.06		1.72	3.06
Allowance for loan and lease losses to total loans and leases**	2.17	2.08		2.17	2.08

Other information:
Non-accrual loans and leases**	$13,944	$23,604		$13,944	$23,604
Accruing loans and leases – 90 days past due**	-	-		-	-
ORE and repossessions**	42,216	61,148		42,216	61,148

*Ratios for interim periods annualized based on actual days.
**Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	3/31/09	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10
Earnings Summary:
Net interest income	$30,334	$30,262	$29,232	$28,495	$27,193	$29,729	$32,768	$33,945
Federal tax (FTE) adjustment	4,169	3,060	2,557	2,229	2,649	2,554	2,447	2,341
Net interest income (FTE)	34,503	33,322	31,789	30,724	29,842	32,283	35,215	36,286
Provision for loan and lease losses	(10,600)	(21,100)	(7,500)	(5,600)	(4,200)	(3,400)	(4,300)	(4,100)
Non-interest income	9,373	22,610	5,810	13,257	17,365	9,127	25,183	18,646
Non-interest expense	(16,187)	(17,945)	(15,499)	(19,001)	(17,471)	(21,110)	(23,565)	(25,274)
Pretax income (FTE)	17,089	16,887	14,600	19,380	25,536	16,900	32,533	25,558
FTE adjustment	(4,169)	(3,060)	(2,557)	(2,229)	(2,649)	(2,554)	(2,447)	(2,341)
Provision for income taxes	(2,537)	(3,250)	(2,599)	(4,472)	(6,944)	(3,488)	(9,878)	(6,303)
Noncontrolling interest	(23)	-	25	17	11	32	17	17
Preferred stock dividend	(1,074)	(1,076)	(1,078)	(3,048)	-	-	-	-
Net income available to common stockholders	$9,286	$9,501	$8,391	$9,648	$15,954	$10,890	$20,225	$16,931

Earnings per common share – diluted	$0.55	$0.56	$0.50	$0.57	$0.94	$0.64	$1.19	$0.99

Non-interest Income:
Service charges on deposit accounts	$2,803	$3,047	$3,234	$3,338	$3,202	$3,933	$4,002	$4,019
Mortgage lending income	861	1,096	672	682	527	815	1,024	1,495
Trust income	647	751	801	880	922	794	802	888
Bank owned life insurance income	477	484	495	1,729	464	534	580	574
Gains (losses) on investment securities	3,999	16,519	142	6,322	1,697	2,052	570	226
Gains (losses) on sales of other assets	48	(32)	(51)	(142)	(73)	38	267	571
Gains on FDIC-assisted transactions	-	-	-	-	10,037	-	16,122	8,859
Other	538	745	517	448	589	961	1,816	2,014
Total non-interest income	$9,373	$22,610	$5,810	$13,257	$17,365	$9,127	$25,183	$18,646

Non-interest Expense:
Salaries and employee benefits	$7,916	$7,978	$7,823	$8,131	$8,275	$8,996	$10,539	$12,351
Net occupancy expense	2,578	2,449	2,558	2,156	2,421	2,416	2,782	2,999
Other operating expenses	5,666	7,490	5,091	8,686	6,748	9,587	10,111	9,764
Amortization of intangibles	27	28	27	28	27	111	133	160
Total non-interest expense	$16,187	$17,945	$15,499	$19,001	$17,471	$21,110	$23,565	$25,274

Allowance for Loan and Lease Losses:
Balance at beginning of period	$29,512	$36,949	$43,635	$39,280	$39,619	$39,774	$40,176	$40,250
Net charge-offs	(3,163)	(14,414)	(11,855)	(5,261)	(4,045)	(2,998)	(4,226)	(4,120)
Provision for loan and lease losses	10,600	21,100	7,500	5,600	4,200	3,400	4,300	4,100
Balance at end of period	$36,949	$43,635	$39,280	$39,619	$39,774	$40,176	$40,250	$40,230

Selected Ratios:
Net interest margin - FTE*	4.73%	4.80%	4.80%	4.89%	4.99%	5.10%	5.31%	5.35%
Efficiency ratio	36.95	32.08	41.22	43.20	37.01	50.98	39.02	46.01
Net charge-offs to average loans and leases*(1)	0.64	2.89	2.38	1.08	0.86	0.64	0.88	0.87
Nonperforming loans and leases/total loans and leases(1)	1.15	0.90	1.00	1.24	1.02	0.87	0.90	0.75
Nonperforming assets/total assets(1)	1.17	1.37	2.88	3.06	2.68	2.12	1.85	1.72
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(1)	2.24	2.34	1.77	1.99	1.70	1.80	1.90	2.02

* Annualized based on actual days.
(1) Excludes loans and/or ORE covered by FDIC loss share agreements, except for their inclusion in total assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheet and Net Interest Analysis (Dollars in Thousands) Unaudited

	Quarter Ended			Year Ended
	December 31, 2010			December 31, 2010
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$766	$3	1.30%	$1,230	$18	1.50%
Investment securities:
Taxable	42,286	428	4.02	85,554	4,130	4.83
Tax-exempt – FTE	368,686	6,680	7.19	383,433	28,512	7.44
Loans and leases – FTE	1,873,057	29,138	6.17	1,890,357	118,163	6.25
Covered loans*	406,018	8,179	7.99	218,274	17,140	7.85
Total earning assets – FTE	2,690,813	44,428	6.55	2,578,848	167,963	6.51
Non-earning assets	477,564			420,002
Total assets	$3,168,377			$2,998,850

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$1,239,450	$2,192	0.70%	$1,121,528	$8,735	0.78%
Time deposits of $100,000 or more	461,511	1,363	1.17	476,748	5,829	1.22
Other time deposits	427,372	1,355	1.26	392,671	5,483	1.40
Total interest bearing deposits	2,128,333	4,910	0.92	1,990,947	20,047	1.01
Repurchase agreements with customers	49,318	78	0.62	49,835	380	0.76
Other borrowings	295,699	2,713	3.64	317,796	12,146	3.82
Subordinated debentures	64,950	441	2.69	64,950	1,764	2.72
Total interest bearing liabilities	2,538,300	8,142	1.27	2,423,528	34,337	1.42
Non-interest bearing liabilities:
Non-interest bearing deposits	289,196			256,910
Other non-interest bearing liabilities	19,956			18,940
Total liabilities	2,847,452			2,699,378
Common stockholders’ equity	317,504			296,035
Noncontrolling interest	3,421			3,437
Total liabilities and stockholders’ equity	$3,168,377			$2,998,850

Net interest income – FTE		$36,286			$133,626
Net interest margin – FTE			5.35%			5.18%

* Covered loans are loans covered by FDIC loss share agreements.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217